Rocket Fuel Reports Second Quarter 2014 Financial Results
and Intent to Acquire [x+1]

Revenue Grew 70% and Gross Profit Grew 80% Year-Over-Year

Combination of Rocket Fuel and [x+1] Will Offer a Wide Array of SaaS-Based Advertising and Marketing Solutions Across All Digital Channels

Updated Full Year Standalone Guidance Reflects Tempered Revenue Expectations

REDWOOD CITY, California - August 5, 2014 - Rocket Fuel Inc. (NASDAQ: FUEL), a leading provider of artificial intelligence and big data solutions for digital advertising, today reported record financial results for the second quarter ended June 30, 2014. In a separate press release, Rocket Fuel also announced a definitive agreement under which it will acquire [x+1], Inc., a leading provider of programmatic marketing and data management solutions. That release, along with slides that describe the transaction, may be accessed at http://investor.rocketfuel.com.

“Rocket Fuel’s 70% revenue growth and 80% gross profit growth over the second quarter of last year demonstrate our ability to deliver the solutions that advertisers need to drive ROI and increase brand impact across channels. We continued to grow rapidly in our mobile business, with 31% of total revenue being from the mobile channel in the second quarter, up sequentially from 26% in the prior quarter.” said George John, Chairman and CEO of Rocket Fuel. “We are launching new and expanded solutions at a rapid pace, including Mission Control™, our AI-driven digital marketing hub with expanded self-service tools for digital campaign management; Audience Guarantee, giving brand advertisers the targeted audience impact they need to improve their reach across video and display; and Rocket Fuel Dynamic Personalized Ads, enabling advertisers to programmatically create a nearly unlimited number of ad variations.”

Financial and Business Highlights for the Second Quarter of 2014

Revenue of $92.6 million increased 70% compared to $54.4 million for the second quarter of 2013.
Revenue less media costs1 of $54.7 million increased 84% compared to $29.7 million for the second quarter of 2013, and grew to 59% of revenue for the second quarter of 2014.
Gross Profit of $45.7 million increased 80% compared to $25.4 million for the second quarter of 2013, which represented a gross margin improvement to 49.4% from 46.7%, a 265 basis point expansion.
Net Loss was $(9.8) million, or $(0.28) per diluted share, compared to a net loss of $(3.8) million, or $(0.46) per diluted share for the second quarter of 2013. Adjusted net loss1 for the quarter was $(3.8) million, or $(0.11) per diluted share, compared to adjusted net loss of $(0.5) million, or $(0.07) per diluted share, for the second quarter of 2013.
Adjusted EBITDA1 was $(0.4) million compared to $0.3 million in the second quarter of 2013.
Other channels revenue of $40.8 million, which includes revenue from delivery of digital advertising to mobile, social, and video channels, increased by 317% compared to $9.8 million for the second quarter of 2013 and more than doubled from 18% to 44% as a percentage of revenue from the second quarter of 2013. Mobile was the largest component of other channels revenue, at 31% of revenue in the second quarter of 2014.
Active customer count expanded to 1,444, up from 784 in the second quarter of 2013.
Employee headcount increased to a total of 826 as of June 30, 2014, a 77% increase from June 30, 2013.
Cash and cash equivalents were $203.5 million as of June 30, 2014.
Total debt was $26.9 million as of June 30, 2014.

1 Revenue less media costs, adjusted net loss, and adjusted EBITDA are non-GAAP financial measures. Please see the discussion below under the heading “Use of Non-GAAP Measures” and the reconciliations at the end of this release.

[x+1] Acquisition Will Create Additional Growth Opportunities

Rocket Fuel has signed a definitive agreement to acquire [x+1], Inc. in a cash and stock transaction. Rocket Fuel and [x+1] believe that the transaction will:

•	Accelerate Rocket Fuel’s expansion into the digital marketing enterprise SaaS market, through the addition of [x+1]’s best-of-breed DMP and DSP solutions.

•	Grow Rocket Fuel’s addressable market opportunity by expanding its solution suite to address the personalized digital marketing opportunity in addition to digital advertising.

•	Provide Rocket Fuel with an established enterprise sales channel.

•	Extend Rocket Fuel’s offerings within new channels and add flexibility for clients to leverage their first party data, thereby creating longer term strategic relationships.

Under the terms of the agreement, Rocket Fuel will pay $100.0 million in cash and approximately 5.4 million shares of Rocket Fuel common stock as consideration which, based on the average of the observed closing prices of Rocket Fuel common stock for the 20 trading days preceding the signing of the definitive agreement, represents an enterprise value of $230 million. The transaction is subject to regulatory approvals and satisfaction of customary closing conditions, including Hart-Scott-Rodino clearance in the U.S., and is expected to close by early in the fourth quarter of 2014.

“This combination brings together the leading Data Management Platform and the leading Artificial Intelligence-based Digital Advertising solution. We are strengthening our competitive position while significantly increasing our total addressable market and ability to deliver SaaS-based multi-channel solutions to advertising agencies and enterprise customers,” added Mr. John.

Business Outlook

Rocket Fuel continues to achieve revenue growth that is significantly outpacing the digital advertising industry. Despite the Company’s strong revenue growth in the first half of 2014, advertiser commitments in the latter part of the second quarter for future advertising campaigns were lower than previous internal forecasts. Rocket Fuel attributes this result to a number of expanding trends, including tighter control of client spend by the agencies’ internal trading desks and a shift toward direct licensing by advertisers, as well as recent customer concerns about inventory quality on exchanges that impact the entire industry. Rocket Fuel expects these trends to continue to influence its growth rate and as a result is lowering its full year guidance (excluding the impact of the [x+1] transaction). The Company expects to achieve the following results:

Third Quarter 2014

•	Revenue in the range of $96.0 million to $100.0 million

•	Adjusted EBITDA in the range of a loss of $(8.5) million to a loss of $(7.0) million

Given the anticipated closing date of the transaction, [x+1] is not expected to have an impact on Rocket Fuel’s third quarter financial results.

As a result of the intended acquisition of [x+1], Rocket Fuel will be changing its definition of Adjusted EBITDA2 beginning in the third quarter of 2014. These changes are reflected in the third quarter and fiscal 2014 expectations reflected herein.

2 Beginning in Q3 Rocket Fuel will be define its Adjusted EBITDA as net loss before income tax (expense) benefit, interest and other expenses, depreciation and amortization expense (excluding amortization of internal use software), stock-based compensation expense, acquisition related and other expenses; payroll tax expense related to stock-based compensation expense and changes in the fair value of convertible preferred stock warrant liability.

Fiscal Year 2014

•
Revenue in the range of $403.0 million to $427.0 million. This includes standalone revenue of $385.0 million to $405.0 million for Rocket Fuel; and $18.0 million to $22.0 million in revenue from [x+1], assuming the acquisition closes by early in the fourth quarter. This compares with Rocket Fuel's previous standalone guidance range of $420.0 million to $435.0 million.

•
Adjusted EBITDA loss in the range of $(12.0) million to $(7.0) million. This includes standalone expectations for a loss of $(8.0) million to $(5.0) million for Rocket Fuel; and a loss of $(4.0) million to $(2.0) million from [x+1], assuming the acquisition closes by early in the fourth quarter. This compares with Rocket Fuel's previous standalone guidance for an Adjusted EBITDA profit of $3.0 million to $6.0 million. These changes to the Company's expectations for Adjusted EBITDA reflect its lower revenue expectations as well as incremental operating costs associated with the acquisition.

Rocket Fuel will integrate [x+1] over the course of 2014, and will not provide separate guidance for the two entities beginning in 2015. Assuming that the transaction closes in the fourth quarter, Rocket Fuel will report its fourth quarter results on a consolidated basis.

Key components of Rocket Fuel’s operating strategy for the second half of the year include:

•
Enhancing technology, customer service, and marketing in its core business. Rocket Fuel will continue investing in core Big Data and AI to drive better ROI for advertisers. Rocket Fuel will continue to develop ad supplier relationships to increase the scale, diversity and quality of ad inventory, which has grown to over 50 billion available impressions per day.

•
Closing the [x+1] transaction and executing integration activities. Rocket Fuel intends to close the transaction and execute integration activities as quickly as possible to capitalize on the growth opportunities and synergies from the combined entity.

•
Continuing to drive Other Channel revenue. In the second quarter of 2014 mobile revenue continued its strong growth trajectory and the Company believes it can build on this success during the second half of 2014.

•
Accelerating its licensing program, Mission Control™. In the second quarter, Rocket Fuel’s Japanese licensee, cci, managed 140 campaigns for separate advertisers through Mission Control and Rocket Fuel recently announced the expansion of Mission Control globally. Enabling access to its fully autonomous AI- driven platform to advertisers interested in taking their digital advertising programs in-house will expand Rocket Fuel’s value proposition for both brands and advertising agencies.

•
Expanding the Rocket Fuel Brand Advertising Suite with Audience Guarantee solution. During the second quarter, Rocket Fuel launched the Audience Guarantee program, which is the first programmatic buying solution to provide optimal reach for advertisers across video and display channels, powered by AI. This new solution is oriented toward large advertisers and to date the solution has been rolled out with advertisers including Denny’s and BP. Rocket Fuel expects additional rollouts during the second half of 2014.

•
Ensuring continued alignment of operating expenses with revenue expectations. Based upon its growth expectations in the second half of 2014, the Company is adjusting its operating expense structure to better align with opportunities for near-term revenue and adjusted EBITDA growth while continuing to support Rocket Fuel’s long-term growth expectations.

Conference Call and Webcast Information

The Rocket Fuel second quarter 2014 teleconference and webcast is scheduled to begin at 2:00 PM Pacific time on Tuesday, August 5, 2014. To participate on the live call, analysts and investors should dial 1-877-681-3375 at least ten minutes prior to the call. Rocket Fuel will also offer a live and archived webcast of the conference call, accessible from the “Investors” section of its website at www.rocketfuel.com.

Use of Non-GAAP Measures

This press release includes information relating to revenue less media costs, adjusted net loss, and adjusted EBITDA, which are financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures have been included in this press release because they are measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans.

We define revenue less media costs as GAAP revenue less media costs. Media costs consist of costs for advertising impressions we purchase from real-time advertising exchanges or other third parties. A limitation of revenue less media costs is that it is a measure designed for internal purposes that may be unique to Rocket Fuel and may not enhance the comparability of Rocket Fuel’s results to other companies in the same industry that have similar business arrangements but present the impact of media costs differently. Our management compensates for this limitation by also considering the comparable GAAP financial measures of revenue, cost of revenue, and total operating expenses.

We define adjusted net loss as GAAP net loss excluding stock-based compensation expense and change in fair value of convertible preferred stock warrant liability, net of estimated tax. A limitation of adjusted net loss is that it is a measure that may be unique to Rocket Fuel and may not enhance the comparability of Rocket Fuel’s results to other companies in the same industry that define adjusted net loss differently. This measure may also exclude expenses that may have a material impact on Rocket Fuel’s reported financial results. Our management compensates for these limitations by also considering the comparable GAAP financial measure of net loss.

We define adjusted EBITDA as net loss before income tax (expense) benefit, interest expense, net, depreciation and amortization expense (excluding amortization of internal use software), stock-based compensation expense and change in fair value of convertible preferred stock warrant liability. Adjusted EBITDA has a number of limitations as an analytical tool including the following:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and
•other companies, including those in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, our management considers adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results.

For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measures, see “Reconciliation of Revenue Less Media Costs to Revenue,” “Reconciliation of Adjusted Net Loss to Net Loss” and “Reconciliation of Adjusted EBITDA to Net Loss” included in this press release.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains “forward-looking statements,” including, without limitation, statements regarding the Company’s ability to achieve long-term sustainable growth, including growth in other channels; the anticipated benefits of recently announced product offerings; the anticipated completion of the [x+1] acquisition, including the expectation that such acquisition will close in the fourth quarter of 2014; the expected impact of the [x+1] transaction on the Company’s business, prospects and addressable market opportunity; and the Company’s forecasted financial performance, including its financial results for the third quarter of 2014 and the full fiscal year 2014. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, our limited operating history, particularly as a relatively new public company; risks associated with our growth, particularly outside of the U.S.; our inability to complete the acquisition of [x+1] due to our failure to obtain required regulatory approvals or satisfy the other conditions to closing of the acquisition; failure to achieve expected synergies and efficiencies of operations between Rocket Fuel and [x+1]; the ability of Rocket Fuel and [x+1] to successfully integrate their respective market opportunities, technologies, products, personnel and operations; the failure of Rocket Fuel to timely develop and achieve market acceptance of combined products and services; the loss of any key [x+1] customers; the ability to coordinate strategy and resources between Rocket Fuel and [x+1] following the acquisition; our potential failure to make the right investment decisions in our offerings and technology platform; our inability to access inventory on private exchanges; fluctuations in our operating results; the failure to release new services that improve the quality of available advertising inventory; and general market, political, economic and business conditions.

Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2014 and in subsequent SEC filings. These forward-looking statements are made as of the date of this press release, and Rocket Fuel expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date on which the statements were made.

About Rocket Fuel

Rocket Fuel delivers a leading programmatic media-buying platform at Big Data scale that harnesses the power of artificial intelligence (AI) to improve marketing ROI in digital media across web, mobile, video, and social channels. Rocket Fuel powers digital advertising and marketing programs globally for customers in North America, Europe, and Japan. Customers trust Rocket Fuel’s Advertising That Learns® platform to achieve brand and direct-response objectives in diverse industries from luxury cars to groceries to retail. Rocket Fuel currently operates in more than 20 offices worldwide and trades on the NASDAQ Global Select Market under the ticker symbol “FUEL.” For more information, please visit http://www.rocketfuel.com or call 1-888-717-8873.

Investor Relations:
Alex Wellins
The Blueshirt Group
(415) 217-5861
ir@rocketfuel.com

Rocket Fuel and Advertising That Learns are trademarks or registered trademarks of Rocket Fuel Inc. in the United States and other countries.

Rocket Fuel Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$203,540	$113,873
Accounts receivable, net	93,941	90,502
Deferred tax assets	207	207
Prepaid expenses	2,526	2,164
Other current assets	17,797	3,962
Total current assets	318,011	210,708
Property, equipment and software, net	56,234	25,794
Restricted cash	2,227	—
Other assets	1,315	1,006
Total assets	$377,787	$237,508

Liabilities and Stockholder's Equity
Current Liabilities:
Accounts payable	$42,976	$39,910
Accrued and other current liabilities	22,891	21,584
Deferred revenue	1,375	918
Current portion of capital leases	2,566	203
Current portion of debt	9,743	7,243
Total current liabilities	79,551	69,858
Long-term debt - Less current portion	17,168	19,568
Capital leases - Less current portion	4,744	412
Deferred rent - Less current portion	19,629	3,909
Deferred tax liabilities	207	207
Other liabilities	499	387
Total liabilities	121,798	94,341

Stockholders' Equity:
Common stock	36	33
Additional paid-in capital	321,403	187,624
Accumulated other comprehensive loss	10	(15)
Accumulated deficit	(65,460)	(44,475)
Total stockholders' equity	255,989	143,167
Total Liabilities and Stockholders' Equity	$377,787	$237,508

Rocket Fuel Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except loss per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Revenue	$92,642	$54,369	$167,039	$92,581
Cost of revenue (1)	46,923	28,981	84,458	49,652
Gross profit	45,719	25,388	82,581	42,929

Operating expenses:
Research and development (1)	8,434	3,711	15,675	6,123
Sales and marketing (1)	33,789	18,419	63,548	34,649
General and administrative (1)	12,135	5,775	22,475	10,952
Total operating expenses	54,358	27,905	101,698	51,724
Loss from operations	(8,639)	(2,517)	(19,117)	(8,795)
Other expense, net:
Interest expense	(514)	(229)	(928)	(353)
Other income (expense)—net	(425)	151	(444)	(368)
Change in fair value of convertible preferred stock warrant liability	—	(1,258)	—	(2,355)
Other expense, net	(939)	(1,336)	(1,372)	(3,076)
Loss before income taxes	(9,578)	(3,853)	(20,489)	(11,871)
Provision for income taxes	(181)	14	(496)	(40)
Net loss	$(9,759)	$(3,839)	$(20,985)	$(11,911)

Basic and diluted net loss per share attributable to common stockholders	$(0.28)	$(0.46)	$(0.61)	$(1.43)
Basic and diluted weighted-average shares used to compute net loss per share attributable to common stockholders	35,172	8,396	34,606	8,347

(1)	Includes stock-based compensation expense as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Cost of revenue	$276	$91	$528	$118
Research and development	1,311	368	2,298	759
Sales and marketing	2,748	808	4,915	1,320
General and administrative	1,664	768	3,215	1,403
	$5,999	$2,035	$10,956	$3,600

Rocket Fuel Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Six Months Ended
	June 30,
	2014	2013
	(unaudited)
OPERATING ACTIVITIES:
Net loss	$(20,985)	$(11,911)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,940	2,882
Provision for doubtful accounts	(260)	16
Stock-based compensation	11,241	3,600
Amortization of debt discount	101	1
Excess tax benefit from stock-based activity	(163)	—
Loss (gain) on disposal of property, equipment and software	228	(5)
Change in fair value of preferred stock warrant liability	—	2,355
Changes in operating assets and liabilities:
Accounts receivable	(3,179)	(12,464)
Prepaid expenses	(362)	123
Other current assets	(13,835)	30
Other assets	(417)	(137)
Accounts payable	(248)	8,181
Accrued and other liabilities	(1,301)	4,094
Deferred rent	15,749	10
Deferred revenue	457	603
Other liabilities	112	—
Net cash used in operating activities	(5,922)	(2,622)
INVESTING ACTIVITIES:
Purchases of property, equipment and software	(19,141)	(2,603)
Capitalized internal use software development costs	(3,555)	(3,020)
Restricted cash	(2,203)	—
Net cash used in investing activities	(24,899)	(5,623)
FINANCING ACTIVITIES:
Proceeds from the issuance of common stock in follow-on public offering, net of underwriting discounts and commission	116,510	—
Issuance costs related to initial and follow-on public offering	(1,380)	(298)
Proceeds from exercise of vested common stock options	1,875	51
Proceeds from early exercise of unvested common stock options	17	770
Repurchases of common stock options early exercised	(13)	(1)
Excess tax benefit from stock-based activity	163	—
Proceeds from issuance of common stock from employee stock purchase plan	3,792	—
Tax withholdings related to net share settlements of restricted stock units	(53)	—
Repayment of capital lease obligations	(430)	—
Borrowings from line of credit	—	5,000
Proceeds from issuance of long-term debt	—	10,000
Repayment of long-term debt	—	(113)
Net cash provided by financing activities	120,481	15,409
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND EQUIVALENTS	7	(75)
CHANGE IN CASH AND CASH EQUIVALENTS	89,667	7,089
CASH AND CASH EQUIVALENTS—Beginning of period	113,873	14,896
CASH AND CASH EQUIVALENTS—End of period	$203,540	$21,985

Rocket Fuel Inc.
KEY METRICS
(In thousands, except number of active customers)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Revenue	$92,642	$54,369	$167,039	$92,581
Revenue less media cost (non-GAAP)	$54,712	$29,726	$99,402	$51,292
Adjusted EBITDA (non-GAAP)	$(398)	$343	$(4,134)	$(4,284)
Number of active customers	1,444	784	1,444	784

Rocket Fuel Inc.
RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Net loss	$(9,759)	$(3,839)	$(20,985)	$(11,911)
Adjustments:
Interest expense, net	514	229	928	353
Provision for income taxes	181	(14)	496	40
Depreciation and amortization expense (excludes amortization of internal use software)	2,667	673	4,471	1,279
Stock-based compensation expense	5,999	2,035	10,956	3,600
Change in fair value of convertible preferred stock warrant liability	—	1,258	—	2,355
Total adjustments	9,361	4,181	16,851	7,627
Adjusted EBITDA	$(398)	$343	$(4,134)	$(4,284)

Rocket Fuel Inc.
RECONCILIATION OF REVENUE LESS MEDIA COSTS TO REVENUE
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Revenue	$92,642	$54,369	$167,039	$92,581
Less media costs	37,930	24,643	67,637	41,289
Revenue less media costs	$54,712	$29,726	$99,402	$51,292

Rocket Fuel Inc.
RECONCILIATION OF ADJUSTED NET LOSS TO NET LOSS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Net loss	$(9,759)	$(3,839)	$(20,985)	$(11,911)
Stock-based compensation expense	5,999	2,035	10,956	3,600
Change in fair value of convertible preferred stock warrant liability	—	1,258	—	2,355
Tax impact of the above items	—	—	—	—
Adjusted net loss	$(3,760)	$(546)	$(10,029)	$(5,956)

Adjusted diluted net loss per share	$(0.11)	$(0.07)	$(0.29)	$(0.71)

Weighted average shares used in computing adjusted diluted net loss per share	35,172	8,396	34,606	8,347